FOR IMMEDIATE RELEASE

CONTACT:	Fraser Engerman (414) 524-2733	Exhibit 99.1

Jean S. Blackwell elected to board of Johnson Controls

Cork, Ireland June 13, 2018- The board of directors of Johnson Controls International plc, (NYSE: JCI), today elected Jean S. Blackwell to serve as a director, effective immediately. Blackwell previously served as the executive vice president of Corporate Responsibility and chief executive officer of the Cummins Foundation.

Blackwell joined Cummins Inc. in 1997 and has served in various leadership roles including chief financial officer, general counsel and vice president of Human Resources. Prior to joining Cummins, she was a partner with the law firm of Bose McKinney & Evans in Indianapolis. She also previously served as budget director for the State of Indiana.

“I’m excited to have Jean join our board of directors as she will provide strong leadership because of her broad experience leading global functions at Cummins and her role serving on the boards of Celanese Corporation and Ingevity Corporation,” said George Oliver, chairman and CEO of Johnson Controls.

Blackwell received her bachelor’s degree in economics from the College of William and Mary and her Juris Doctorate from the University of Michigan.

Blackwell is the third director to join the board in the last six months. Simone Menne, former chief financial officer of Boehringer Ingelheim GmbH and Gretchen R. Haggerty, former executive vice president & chief financial officer, United States Steel Corporation have also been elected to the Johnson Controls board of directors.

About Johnson Controls:
Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 120,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.
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